Employment Agreement between MCY Music World, Inc. and Scott Citron,
          318 West 100th Street, Apartment 4C, New York, New York 10025

TITLE:  Senior Website Producer

SALARY: $140,000 per year paid bimonthly on the 1st and 15th of each month. The employees salary will be increased to $175,000 on October 1st, 1999.

RESPONSIBILITIES: Employees responsibility as Senior Website Producer of MCY Music World, Inc. will be to extend his best endeavors in order to achieve the best possible production and development of the MCY website. Responsibilities include the following:

     Overall responsibility for development of the MCY website
     Determining new features and functionalities to be added to the MCY website Timely implementation of new features and functionalities
     Oversight and coordination of activities between the departments responsible for development and implementation of new features and functionalities
     Coordination with all other departments in integrating the MCY website and other MCY development activities

REPORTING: Employee will be working to the instructions of the Chief Executive Officer or another person to be appointed by him. Written reports on activities may be required from time to time.

BENEFITS:
a.   Employee will be enrolled on the Company health plan.
b. Employee will be enrolled in the executive stock option plan provided to all executives of the company and allowed 100,000 stock options vesting over 3 years according the company's stock option plan which will be delivered soon.
c.   Employee will be allotted 2 weeks paid vacation per year and 5 sick days.
d. Employee will be allotted paid traditional holiday vacation in accordance with MCY policy and US law.

EXPENSES: MCY will cover business-related expenses incurred by the employee during the course of his work. In order to receive remuneration for expenses, Employee must report his expenses monthly in a manner to be prescribed by MCY. MCY reserves the right to impose a limit on the amount of expenses for which the Employee will be reimbursed.

TERM: The term of this agreement starts on July 21, 1999 and shall extend for 3 years. Any alterations to this contract must be made in writing and must be mutually agreed upon in a duly signed amendment form.

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EARLY TERMINATION: Either party may terminate this contract at any time and for any reason with 30 days prior notice. Any breach of contract shall constitute grounds for termination without notice. If the company terminates the contract the employee will be compensated with 3 months salary. If the employee terminates at will then the employee will not receive a compensation.

CONFIDENTIAL NATURE OF WORK: The nature of employees work for MCY will mean that confidential information may from time to time be disclosed to him and that he may be involved in the creation of works of MCY. Accordingly it is agreed that employee will keep all information that he receives and work carried out in the course of employment strictly private and confidential, and all copyright and intellectual property rights in the employees work will be the property of MCY. The employee agrees to sign MCYs Trust and Confidentiality Agreement, which is attached.

ASSIGNMENT: In the event MCY is acquired in part or in whole by an affiliate, parent company, or third party obtaining a substantial portion of MCYs assets or stock, this employee agreement shall continue to be binding.

AMENDMENTS: Changes or amendments to this contract may be made in written form only and must be signed by both parties to the contract.

Agreed and accepted this August 5, 1999.

MCY Music World, Inc.                                Scott Citron
Bernhard Fritsch, CEO and President                  Senior Website Producer


By: /s/ Bernhard Fritsch                             By: /s/ Scott Citron